EXHIBIT 5

HART & HART, LLC
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO  80203

William T. Hart, P.C.	________	Email: harttrinen@aol.com
Will Hart		Facsimile: (303) 839-5414
(303) 839-0061

July 31, 2018

Advantego Corporation
3801 East Florida Ave., Suite 400
Denver, CO 80210

This letter will constitute an opinion upon the legality of the sale by Tangiers Investment Group, LLC as well as certain shareholders of Advantego Corporation, a Colorado corporation (the "Company"), of shares of the Company's common stock all as referred to in the Registration Statement of Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado and a copy of the Registration Statement. In our opinion:

●  the Company is authorized to issue the shares of common stock to Tangiers Investment Group, Inc. and such shares, when sold by Tangiers, will represent fully paid and non-assessable shares of the Company's common stock, and

●  any shares issued upon the exercise of warrants, if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company's common stock.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

William T. Hart